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                                                             EXHIBIT 10.6

                                   AGREEMENT


        This Agreement dated effective as of December 30, 1994, is by and between McDonnell Douglas Corporation ("MDC") and McDonnell Douglas Finance Corporation ("MDFC").

        WHEREAS, MDFC is willing, should it have the right to do so at any time during the Deferral Period (as defined below), to forego calling upon MDC as guarantor under certain existing MDC guaranties covering the Trans World Airlines, Inc. ("TWA") aircraft presently leased/financed by MDFC in exchange for MDC's agreement to provide an additional partial guaranty of the amounts to be deferred by MDFC as set forth more particularly below; and

        WHEREAS, subject to the terms and conditions herein MDC desires to sell and MDFC desires to purchase the accounts receivable of MDC representing the rentals due from TWA during the Deferral Period (as defined below);

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties agree as follows:

        1. Subject to the execution of a definitive deferral arrangement (the "TWA Deferral Agreement") among MDC, MDFC and TWA, MDFC agrees to defer during the period from October 1, 1994 through March 31, 1995 (the "Deferral Period") all basic rent under leases payable by TWA to MDFC during the Deferral Period, in the aggregate amount of $23,834,467.58 (the "MDFC Deferral Amount"), as well as accrued interest thereon.

        2. The MDFC Deferral Amount does not include amounts relative to the four ex-Polaris MD82 aircraft which are leased by MDFC to MDC and in turn subleased from MDC to TWA. Likewise, the MDFC Deferral Amount does not include the one NationsBank Aircraft (defined below) or the one Nippon Aircraft (defined below), and MDC agrees that MDFC shall have no responsibility for any amounts payable to NationsBank or Nippon Credit or their assignees. The MDFC Deferral Amount also does not include the loan on the one Boeing 747 Aircraft.

        3. MDFC agrees to purchase from MDC the accounts receivable of MDC representing the basic rental amounts now due and payable from TWA to MDC and to become due and payable during the Deferral Period, together with all interest thereon payable by TWA, under (a) the sublease agreements between MDC and TWA covering the four MD82 aircraft (the "ex-Polaris Aircraft") with U.S. Registration marks N917TW, N918TW, N919TW and N920TW, (b) the lease agreement between MDC and TWA covering one MD83 aircraft (the "NationsBank Aircraft") with U.S. Registration mark N9409F and (c) the lease agreement between MDC and TWA covering one MD83 aircraft (the "Nippon Aircraft") with U.S. Registration mark N9401W.

        MDC represents that TWA has no set-off rights and there is no claim by TWA that the basic rent due under the sublease of the ex-Polaris
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   Aircraft on December 1, 1994 is not now due and payable to MDC.

        MDC hereby sells, assigns and transfers to MDFC, and MDFC hereby purchases, all of MDC's right to receive from TWA the basic rent which became due and payable on December 1, 1994 on the ex-Polaris Aircraft in the aggregate amount of $ 2,058,000, together with accrued interest thereon, for a total purchase price of $2,058,000, payable in immediately available funds on the date hereof.

        Provided that on the date of each receivable purchase no Default then exists under the lease agreement between MDC and MDFC covering the ex-Polaris Aircraft and no claims of set-off against the receivable to be purchased then exist, MDFC hereby agrees to purchase from MDC (a) as of January 18, 1995 the $695,000 receivable representing basic rent which becomes due and payable on that date from TWA on the Nippon Aircraft for a purchase price of $695,000, (b) on January 31, 1995 the $695,000 receivable representing basic rent which becomes due and payable on that date from TWA on the NationsBank Aircraft for a purchase price of $695,000 and (c) on March 1, 1995 the $2,058,000 receivable representing basic rent which becomes due and payable on that date from TWA on the ex-Polaris Aircraft for a purchase price of $2,058,000.

        MDFC shall be entitled to receive the full amount of principal, interest and its proportionate share of any fees payable by TWA under the TWA Deferral Agreement or otherwise with respect to the receivables purchased hereunder (the "Purchased Receivables"); provided, however, MDFC shall pay over to MDC all amounts which otherwise would result in MDFC receiving more than 11.5% interest on the Purchased Receivables.

        Additionally, to cover a failure by TWA to pay the amounts when due in respect of the Purchased Receivables, MDC hereby unconditionally and irrevocably guaranties to MDFC the due and punctual payment in full by TWA of all Purchased Receivables, as well as payment of interest thereon, with payments of principal and interest to be amortized and paid over two years ending March 31, 1997; provided, however, MDC s obligation hereunder in respect of interest accrued and unpaid subsequent to the Deferral Period shall be limited to interest accrued at a rate equal to 3-month Libor plus .5 percent per annum (the "Guaranty Rate"). MDC shall, within 10 business days following notice, pay to MDFC the amount payable under the preceding sentence and MDC shall pay any and all damages that may be reasonably incurred by MDFC in enforcing such obligations of TWA; provided, however, so long as MDC is performing its obligations hereunder, MDFC agrees not to bring any legal proceeding against TWA to collect on the Purchased Receivables without the prior written consent of MDC.

        4. The parties acknowledge that there are existing guaranties from MDC to MDFC covering all of the TWA aircraft presently leased by MDFC (the "TWA Guaranties"). MDFC hereby agrees not to call upon the TWA Guaranties during the Deferral Period, should it have the right to do so, in consideration of MDC's agreement to unconditionally guaranty payment of an amount equal to 65% of the MDFC Deferral Amount and accrued interest thereon as set forth below, with payment of the principal and interest portions of such deferrals to be amortized and payable over a
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   two year period ending March  31, 1997; provided, however, MDC s obligation hereunder in respect of interest accrued and unpaid subsequent to the Deferral Period shall be limited to interest accrued at a rate equal to the Guaranty Rate. MDFC shall be entitled to receive the full amount of principal, interest and its proportionate share of any fees payable by TWA under the TWA Deferral Agreement or otherwise with respect to or allocable to the MDFC Deferral Amount; provided, however, MDFC shall pay over to MDC all amounts which would otherwise result in MDFC receiving more than 11.5% interest on the MDFC Deferral Amount.

             The parties agree that this Agreement, including without limitation the guaranty obligations of MDC set forth herein, constitutes a legal, valid and binding obligation. The guaranty obligations of MDC in this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by, any act or omission to act of any kind by MDFC, or any other person, or any other circumstances whatsoever which might constitute a legal or equitable discharge of a guarantor, including, but not limited to (a) any waiver, consent, extension, indulgence, release, discharge, surrender, modification, amendment or assignment or other like action in respect of this Agreement, the underlying leases with TWA or any agreement relating thereto, (b) any exercise or non-exercise by MDFC of any right, remedy, power or privilege under or in respect of this Agreement, the related leases or any agreement relating thereto, or any waiver of any such right, remedy, power or privilege, (c) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, or the like, of TWA, (d) any repudiation or disaffirmance of the related leases by any trustee in bankruptcy of TWA, or (e) the invalidity, illegality or unenforceability of this Agreement, or the related leases or any provision thereof for any reason; it being the intention of MDC that its obligations under this Agreement shall be absolute and unconditional in any and all circumstances and that such obligations shall only be discharged by the payment in full of all sums, and the full and complete performance and discharge of all covenants, agreements and obligations so guaranteed. In the event of default by TWA under the related leases, recovery may be had against MDC in any action, suit or proceeding without any requirement that MDFC first assert, prosecute or exhaust any right, power or remedy against TWA, its successors or assigns. Following tender of performance hereunder, MDC shall be subrogated to the rights of MDFC against TWA under the relevant documents; provided, however, until payment in full of its obligations hereunder, MDC shall stay and hold in abeyance any rights, direct or indirect, which it may have, by subrogation or otherwise, as a result of this Agreement in respect of TWA. Any provisions of this Guaranty prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof. MDFC agrees to consult with MDC in connection with matters arising under this guaranty provision and, to the full extent feasible in MDFC s good faith judgment, coordinate with MDC in order to attempt to avoid injury to the relationship between MDC and any of its customers and to minimize to the full extent feasible in MDFC s good faith judgment any required payments by MDC to MDFC hereunder.

        5.   This Agreement shall be governed by, and construed in
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   accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

        6. This Agreement shall inure to the benefit of MDC and MDFC and no other third party.

        7. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

        8. The parties acknowledge that their expectation is the TWA Deferral Agreement will be fully executed on or before March 31, 1995 and that it will provide for a two-year period for fully amortizing the principal and interest portions of the amounts being deferred. If for any reason the TWA Deferral Agreement has not been consummated as contemplated, the guaranty provisions of Sections 3 and 4 hereof shall nonetheless remain in full force and effect.

   IN WITNESS WHEREOF, the duly authorized officers of the parties have executed this Agreement effective as of the date first written above.

   MCDONNELL DOUGLAS             	MCDONNELL DOUGLAS CORPORATION
   CORPORATION				FINANCE


   By:  ________________________      By:  _________________________

   Its: ________________________      Its: _________________________